Exhibit 99.1
Calamos Asset Management, Inc. 2020 Calamos Court Naperville, Illinois 60563 800.582.6959 www.calamos.com

FOR IMMEDIATE RELEASE	News Release
Contact:
Maryellen Thielen
630-955-4830
Calamos Asset Management, Inc. Reports Third Quarter 2006 Results,
Announces Share Repurchase Program
•	Revenues rose 10 percent to $118.5 million for the third quarter of 2006 compared with the same period of 2005

•	Operating income was $56.6 million for the third quarter of 2006, up 6 percent from the third quarter of 2005

•	Diluted earnings per share were 34 cents for the third quarter of 2006, versus 33 cents for the third quarter of 2005

•	The board approved a share repurchase program

•	Regular quarterly dividend of 9 cents per share declared
     NAPERVILLE, Ill., Oct. 24, 2006 – Calamos Asset Management, Inc. (Nasdaq: CLMS) today announced results for the third quarter of 2006.
     Revenues for the quarter ended Sept. 30, 2006 were $118.5 million, 10 percent higher than $107.7 million for the third quarter of 2005. Operating income increased 6 percent to $56.6 million from $53.3 million a year ago. Operating margin was 47.8 percent for the third quarter of 2006 and 49.5 percent for the year-earlier period.
     Net income for the third quarter of 2006 was $8.0 million, a 5 percent increase from $7.6 million for the same quarter a year ago.1 Diluted earnings per share were 34 cents per share for the third quarter of 2006, versus 33 cents per share for the third quarter of 2005.
     “We continue to make progress on diversifying our investment strategies,” said John P. Calamos, Sr., chairman and chief executive officer. “However, growth equities remain a significant percentage of our total assets, and this sector was largely out of favor with investors in the third quarter. Reflecting industry trends, this affected both our asset appreciation and asset flows. We believe the market is in a transition phase that will favor growth stocks, and that we’re positioned properly for this phase of the economic cycle.”
     Also announced today, the board of directors declared a regular quarterly dividend of 9 cents per share, payable on Nov. 22, 2006 to shareholders of record on Nov. 7, 2006. In addition, the board authorized the repurchase of up to 2 million of the company’s outstanding

[1] Net income reflects only 23.1 percent of the operating companies’ results due to minority interests’ ownership of 76.9 percent.
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CALAMOS ASSET MANAGEMENT, INC.

Class A common shares. Repurchases are expected to be made from time to time in open market and/or privately negotiated transactions, with purchase timing and amounts to be determined at the discretion of the company’s management. The program was implemented to enhance shareholder value and offset share issuances under the company’s incentive compensation plan.
     For the nine months ended Sept. 30, 2006, Calamos Asset Management reported that revenues increased 20 percent to $363.5 million from $304.1 million for the first nine months of 2005. Operating income was $175.2 million for the first nine months of 2006, a 16 percent increase from $151.1 million for the same period of 2005. Operating margin was 48.2 percent for the first nine months of 2006 and 49.7 percent for the year-earlier period. Net income increased 20 percent to $25.1 million for the first nine months of 2006, versus $21.0 million for the same period of 2005. Diluted earnings per share rose 18 percent to $1.07 per share for the first nine months of 2006, compared with 91 cents per share for the same period of 2005.
     At Sept. 30, 2006, the company had $33.2 billion in mutual funds and $11.6 billion in separate accounts, for a total of $44.8 billion in assets under management. Assets under management increased 6 percent during the 12 months ended Sept. 30, 2006, due to $1.6 billion in net purchases and $1.0 billion in net market appreciation. Average assets under management were $44.4 billion for the third quarter of 2006, an increase of 8 percent from $41.1 billion for the same period of 2005.
     For the first nine months of 2006, assets rose 2 percent from $43.8 billion at year-end 2005. However, assets under management decreased 2 percent from July 1 through Sept. 30, 2006 due to $1.0 billion in net redemptions.
     Management will hold an investor conference call at 5 p.m. Eastern time on Tuesday, Oct. 24, 2006. To access the live call and view management’s presentation, visit the Investor Relations section of www.calamos.com. Alternatively, participants may listen to the live call by dialing 800-374-2572 (706-679-3532 outside the United States). Management’s presentation and a replay of the call will be available until the end of the day on Oct. 31 by clicking on the Investor Relations section of www.calamos.com, or by dialing 800-642-1687 (706-645-9291 outside the U.S.) and entering conference ID number 7532830.
     Calamos Asset Management, Inc. (Nasdaq: CLMS) is a diversified investment firm offering equity, high yield, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, but are not limited to: loss of revenues due to contract terminations and redemptions, our ownership structure, catastrophic or unpredictable events, unavailability of third-party retail distribution channels, damage to our reputation, our interpretation of and positioning relative to the market, fluctuations in the financial markets and the competitive conditions in the mutual fund, asset management and broader financial services sectors. For a discussion concerning some of these
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CALAMOS ASSET MANAGEMENT, INC.

and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
Calamos Asset Management, Inc.
Unaudited Consolidated Condensed Statements of Operations
(in thousands, except share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005

Revenues:
Investment management fees	$80,718	$73,669	$246,525	$206,939
Distribution and underwriting fees	36,840	33,335	113,977	94,724
Other	989	682	3,016	2,416

Total revenues	118,547	107,686	363,518	304,079
Expenses:
Employee compensation and benefits	17,203	15,365	54,496	45,146
Distribution and underwriting expense	24,509	20,642	75,338	57,006
Amortization of deferred sales commissions	8,645	7,894	24,508	23,798
Marketing and sales promotion	3,523	3,760	11,124	10,296
General and administrative	8,029	6,693	22,842	16,765

Total expenses	61,909	54,354	188,308	153,011

Operating income	56,638	53,332	175,210	151,068
Total other income (expense), net	804	1,555	4,899	623

Income before minority interest in Calamos Holdings LLC and income taxes	57,442	54,887	180,109	151,691
Minority interest in Calamos Holdings LLC	44,032	42,224	138,141	116,739

Income before income taxes	13,410	12,663	41,968	34,952
Income taxes	5,369	5,024	16,821	13,940

Net income	$8,041	$7,639	$25,147	$21,012

Earnings per share, basic	$0.35	$0.33	$1.09	$0.91

Weighted average shares outstanding, basic	23,161,998	23,000,100	23,161,998	23,000,100

Calculation of earnings per share, diluted, assuming exchange of membership units:
Income before minority interest in Calamos Holdings LLC and income taxes	$57,442	54,887	$180,109	151,691
Impact of income taxes	23,000	21,774	72,188	60,494

Earnings available to common shareholders	34,442	33,113	107,921	91,197

Earnings per share, diluted	$0.34	$0.33	$1.07	$0.91

Weighted average shares outstanding, diluted	100,757,758	100,667,805	100,778,115	100,606,766

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CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Quarter Ended Sept. 30,		Change
	2006	2005	Amount	Percent

Mutual Funds
Beginning assets under management	$33,837	$28,333	$5,504	19%
Net purchases (redemptions)	(649)	471	(1,120)	238
Market appreciation (depreciation)	(1)	1,672	(1,673)	100

Ending assets under management	33,187	30,476	2,711	9

Average assets under management	32,768	29,572	3,196	11

Separate Accounts
Beginning assets under management	11,975	11,179	796	7
Net redemptions	(382)	(74)	(308)	416
Market appreciation	29	588	(559)	95

Ending assets under management	11,622	11,693	(71)	1

Average assets under management	11,649	11,514	135	1

Total Assets Under Management
Beginning assets under management	45,812	39,512	6,300	16
Net purchases (redemptions)	(1,031)	397	(1,428)	360
Market appreciation	28	2,260	(2,232)	99

Ending assets under management	44,809	42,169	2,640	6

Average assets under management	$44,417	$41,086	$3,331	8%

	At Sept. 30,		Change
	2006	2005	Amount	Percent

Mutual Funds
Open-end funds	$26,947	$24,480	$2,467	10%
Closed-end funds	6,240	5,996	244	4

Total mutual funds	33,187	30,476	2,711	9
Separate Accounts
Institutional accounts	4,320	3,912	408	10
Managed accounts	6,451	7,012	(561)	8
Private client accounts	758	681	77	11
Alternative investments	93	88	5	6

Total separate accounts	11,622	11,693	(71)	1

Ending assets under management	$44,809	$42,169	$2,640	6%

	At Sept. 30,		Change
Assets by Strategy	2006	2005	Amount	Percent

Equity	$23,543	$22,021	$1,522	7%
Balanced	12,313	10,946	1,367	12
Convertible	5,154	5,935	(781)	13
High Yield	2,922	2,841	81	3
Alternative	877	426	451	106

Ending assets under management	$44,809	$42,169	$2,640	6%

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